UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Preliminary Proxy Statement
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Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material Pursuant to § 240.14a-12

NCO Group, Inc.

(Name of Registrant as Specified In Its Charter)

Not Applicable

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NCO GROUP, INC.

507 Prudential Road

Horsham, Pennsylvania 19044

(215) 441-3000

PROXY STATEMENT SUPPLEMENT NO. 1 TO

PROXY STATEMENT DATED OCTOBER 20, 2006

RELATED TO SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD NOVEMBER 9, 2006

NCO Group, Inc. (“NCO” or the “Company”) is supplementing its proxy statement related to the Special Meeting of Shareholders to be held on November 9, 2006 to add the following additional information:

The following information is added under the section entitled “Transactions in Shares of NCO Common Stock” on page 94 of the proxy statement:

On October 13, 2006, Steven L. Winokur, the Company’s Executive Vice President and Chief Operating Officer, Shared Services exercised an option to purchase 12,950 shares of NCO common stock which had previously been granted on October 17, 1996 with an exercise price of $8.666. Mr. Winokur exercised such option using a net issue election pursuant to which, based on a closing price of $26.77, Mr. Winokur surrendered to NCO 4,192 option shares to pay for the shares issued and received 8,758 net shares.

Subsequent to the date of the proxy statement, Michael J. Barrist, the Company’s Chairman and Chief Executive Officer, made a gift of 180,000 shares to The Barrist Family Foundation, a trust of which Mr. Barrist and his wife are co-trustees.

The following information is added under the section entitled “Where You Can Find More Information” which begins on page 98 of the proxy statement:

NCO also incorporates by reference into this proxy statement the following document (which is also being delivered to each NCO shareholder along with this proxy statement supplement) filed by it with the SEC under the Exchange Act:

NCO’s Current Report on Form 8-K filed on October 30, 2006.

Information concerning voting by proxy or changing your vote after submitting your proxy can be found on page 18 of the proxy statement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the merger, passed upon the merits or fairness of the merger agreement, or the transactions contemplated thereby, including the merger, or passed upon the adequacy or accuracy of this proxy statement supplement or the enclosed materials. Any representation to the contrary is a criminal offense.

October 30, 2006